DISTRIBUTION AGREEMENT- SUNDAY

        THIS AGREEMENT is entered into and effective as of October 15th, 2004, by and between Lights Up Ministries Inc., a Connecticut not for profit Corporation located at 594 West Center St., Southington, CT 06489, ("Producer") and TWIN FACES EAST ENTERTAINMENT CORPORATION ("Distributor"), a Nevada Corporation located at 2857 Hartwick Pines, Dr., Henderson, NV 89052, with reference to the live musical production presently entitled "Sunday in Manhattan" (the "Product") and available on DVD.

        In consideration of the mutual covenants contained herein, Producer and Distributor agree, as follows:

1. Conditions Precedent: Distributor's obligations hereunder shall be subject to: Producer's furnishing to Distributor, and Distributor's counsel having approved (in its sole discretion), the chain-of-title documentation for the Product.

2. Production Specifications: The Product is a new and original live action, feature length, sound and talking motion Product in color, recorded originally in the English language, telling a complete and continuous story, with all necessary dialogue, music, lyrics and sound effects.

3. Right to Edit.: Distributor will have the exclusive right to edit the Product in order to meet market specifications and requirements such as censorship and broadcast standards in countries within the Territory. Further, Distributor has the exclusive right to distribute, exhibit, exploit, market, televise, advertise, publicize, distribute trailers and promotional materials, enter into commercial tie-ups and merchandising agreements, use, change, and translate into any language, create foreign versions, change titles, authorize exhibition, use of trademarks and names and logos, make copies in any form of media or medium, broadcast and telecast including internet sales, extract promotional segments for viewing, use of voices and music, to use talent and writers names and likenesses, to add credits, and to allow commercial broadcasts to sell advertising and inset other announcements.

4. Territory: The territory shall consist of universe including, without limitation, all territories, commonwealths and possessions, and ships and airlines flying the flag of any country included therein.

5. Media: Any and all media whether now known or hereafter developed, discovered, invented or created.

6. Term. For the period commencing on the date of the Agreement and continuing in perpetuity.

7. Delivery Date: The date of delivery of the Product shall be with 30 days of the signing of this Agreement.

8. Credits: a. Distributor shall be entitled to a company and/or logo credit in such form as Distributor shall designate in the main titles of the Product on a separate card and in all advertising and publicity relating to the Product. b. Producer has used its best efforts to obtain the broadest possible rights to use the names, voices and likenesses of actors and other persons associated with the production of the Product, including use in merchandising, commercial tie-ups, publications, music videos and recordings. Any restrictions on the use of such rights shall be subject to the prior written approval of Distributor.

9. Grant of Rights: Subject to paragraph 1 hereof, Producer hereby assigns the exclusive "Rights" to Distributor except as noted in paragraph 13 herein. The "Rights" consist of all rights in and to the Product and the literary material upon which it is based, other than the copyright (which shall be retained by Producer) including, without limitation, the Product, sound and all other physical elements thereof, and the exclusive right to distribute, exhibit, sell, lease, license and otherwise exploit the Product in the Media throughout the Territory. Producer understands that Distributor is engaged in the business of exploiting distribution rights throughout the world in connection with other producers and that Distributor intends to continue to do so during the Term, although nothing herein shall obligate Distributor to do so.

10. Representations, Warranties and Indemnities: As an inducement to Distributor to enter into this Agreement, and in consideration of its so doing, Producer represents, warrants and agrees, as follows:

a.  The Product is a new and original motion Product and has not heretofore been distributed or otherwise exploited in any part of the Territory;

b.  Producer has the full right, power and authority to enter into and perform this Agreement, and Producer is the sole and exclusive owner of all Rights granted to Distributor hereunder;

c.  Producer owns and/or has good and sufficient licenses from the owners of all literary, dramatic and musical material contained in the Product, or upon which the Product is based, to the extent required to enable Distributor to exploit the Rights granted hereunder and to enter into any and all sub-distribution agreements;

d.  All amounts and obligations to all third parties with respect to production and delivery of the Product have been fully paid and satisfied by Producer and, if any such amounts and/or obligations arise after the Delivery of the Product, Producer shall be solely responsible for the payment and/or satisfaction thereof;

e.  Producer exclusively owns the copyright in and to the screenplay and music of the Product and the Product itself, and such copyright is valid and existing throughout the Territory and neither the screenplay nor the Product is in the public domain anywhere in the Territory, and Producer has obtained copyright registration of said screenplay in Producer's name in the United States Copyright Office, and Producer has obtained copyright registration of the Product in Producer's name in the United States Copyright Office, and Producer will obtain any and all renewals thereof, and will promptly after obtaining them furnish Distributor with copies of the applicable copyright registration certificates;

f.  Distributor shall have quiet title to the Rights during the Term; there are no claims, liens, encumbrances, security interests or other rights or charges of any kind (other than the customary Screen Actors Guild (SAG) lien, herein referred to as the "Permitted Lien") in, to or on the Product, or any part thereof, or any literary, musical or other material contained therein, or any of the Rights or any of the physical materials of the Product, which can or will impair, limit, restrict, prejudice or interfere with any of the Rights or the exercise thereof by Distributor or its sub-distributors and Distributor may freely exploit the Rights, or any of them, in the Territory and throughout the Term without interference from any other person or company;

g. No claims or litigation are pending or threatened, and Producer knows of no dispute which may result in a claim or litigation, which might adversely affect any of the Rights granted to Distributor hereunder;

h.  There are no agreements with, or rights in, any person or company which would require Distributor or its sub-distributors or sub-licensees to pay any such person or company any royalty, compensation or other sum whatsoever by reason of the exhibition or distribution of the Product hereunder or the exercise of any of the Rights or which would require Distributor or its sub-distributors to obtain any consent or permission in order to exercise legally any of the Rights;

i.  That Producer will not, during the Term, negotiate or enter into distribution or sub-distribution agreements for the Product in the Territory, and Producer will direct all inquiries therefore to Distributor;

Distributor shall have the unqualified right to rely upon all representations, warranties and covenants made by Producer in this Agreement notwithstanding any information obtained by Distributor from any other source, and notwithstanding any investigation which could have been made by Distributor (it being agreed that Distributor is under no obligation to make any such investigation), and notwithstanding the provisions of any documents delivered by Producer to Distributor pursuant to the terms of this Agreement or otherwise.

11. Third Party Obligations: Producer shall be solely responsible for all payments to third parties in relation to the production and delivery of the original artwork and master of the Product. Any commitments made by Producer regarding the Product including deferments, net profit and gross receipts participations, royalty payments, music synchronization, recording and master use costs or other music costs, license fees and residuals are the responsibility of the Producer. Distributor does not assume any such obligations or liabilities. Producer shall indemnify Distributor and hold Distributor harmless against any liability for any such payments, and for any failure of Producer or other person or company to make such payments, in whole or in part. No security interest may be granted without Distributor's prior written consent.

12. Provisions Regarding Distribution: Distributor agrees to use good faith efforts consistent with its standard business judgment and practice to:

a. Distribute, market, and exploit the Product and/or negotiate for and consummate sub-distribution agreements for the Product in the Territory;

b. Collect monies from sub-distributors in the Territory, endeavor to procure prompt and accurate accountings and payments from such sub-distributors, and to examine any such accountings received by Distributor; and

Notwithstanding the foregoing, Distributor shall have no obligation to distribute or exploit the Product in any given medium or country within the Territory, as determined by Distributor in the exercise of its sole discretion, and Distributor makes no representations or warranties whatsoever with respect to the amount, if any, of revenues generated by or to be generated by the exploitation of the Product hereunder or the amount, if any, of Producer's share of Collections (as defined below) that may become payable hereunder, or with respect to whether or not Distributor will exploit any or all of its Rights hereunder.

13. Non-Conforming Use. Notwithstanding anything to the contrary contained herein, Distributor grants the exclusive right of Producer to exhibit, show, market, and sell DVD and CD reproductions of the Product to any and all faith based organizations through its ongoing ministries provided that the exhibition and sales are conducted in a church facility and the sales are confined to single unit sales intended for personal viewing.

14. Collections: Distributor alone shall be entitled to collect all monies payable in connection with the Rights under any sub-distribution agreement (or otherwise) whenever such monies are payable. All gross revenues (to the extent (i) earned and non-refundable, (ii) actually received by Distributor in U.S. dollars in the United States and (iii) as determined after the deduction of all refunds, credits, discounts, allowances and adjustments granted to sub-distributors) ("Collections") shall be disbursed as follows:

a. Distribution Expenses: First, Distributor shall deduct and retain from any Collections an amount equal to all actual out-of-pocket distribution expenses incurred by Distributor in connection with the Product including, without limitation, all print, advertising, and marketing costs.

b. Producers Fee: Second, Producer shall be deemed to have earned as Producer's fee a percentage of all monies payable in connection with Distributor's exercise of the rights granted hereunder, in the percentage amount equal to twenty percent (20%) of the remaining amount after the deductions set forth in subparagraph a above. Distributor will render to Producer on a calendar quarterly basis for the first three (3) years of this Agreement and annually thereafter for such time as Collections are made by Distributor, a collection report showing Collections received and all deductions made by Distributor pursuant to this Agreement.

c. Distributor's Share: Third, all Collections remaining after the deductions set forth in (a) through (b) above shall be payable to Distributor.

All payments to Producer hereunder shall be subject to such withholding as may be required by law. Distributor shall not be liable for any such withholding made by Distributor in good faith, in accordance with its understanding of legal requirements. Distributor does not represent or warrant that there will be sufficient, or any, Collections to result in the payment of any monies to Producer hereunder. Nothing herein shall be construed as vesting in Producer any legal or equitable right, title or interest whatsoever in the Product or the Collections or any lien or charge thereon or security interest therein, or an assignment thereof. Producer's status hereunder is that of an unsecured creditor in respect of its share (if any) of the Collections, and Producer's sole right with respect thereto shall be the contract right to be paid the amount due to Producer, if any, pursuant to subparagraph e. above.

15. Indemnity: Producer does hereby agree at all times to defend and indemnify Distributor, and all persons and companies acquiring any Rights in the Product in the Territory during the Term from or through Distributor, and their respective officers, agents, directors, stockholders and employees ("Indemnitees") against, and to hold each of them harmless from and against, any and all loss, liability, cost, damage and expense, including, without limitation, court costs and reasonable counsel fees, which they or any of them may suffer or incur by reason of any breach or alleged breach of any warranty or representation made by Producer hereunder, or any other breach of this agreement by Producer, or any error or omission in any of the material furnished by Producer in accordance with this agreement, or any failure of Producer to timely furnish such material or information as and when required hereunder.

16. No Partnership or Joint Venture: Nothing contained herein shall constitute a partnership, agency, joint venture or any other legal relationship between the parties and neither Producer nor Distributor shall do or cause to be done anything whereby their relationship may be represented contrary to the terms of this paragraph.

17. Assignment: This Agreement may not be assigned without the prior written consent of Distributor in its sole discretion. Distributor may assign its rights hereunder to any person or entity without restriction, provided that Distributor shall remain liable for its obligations hereunder. In such an event, such assignee shall have the benefit of all of Producer's warranties and agreements hereunder. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.

18. No Waiver: No waiver by either Distributor or Producer of any breach hereof by the other in any one instance shall be deemed a waiver of any prior or subsequent breach of the same or any other provision hereof.

19. Confidentiality: Producer, its affiliates, its predecessors in interest and any of its respective officers, directors, employees, representatives, attorneys and advisors, shall keep all information related to this agreement strictly confidential and shall not divulge any such information to any third party without Distributor's prior written consent or as may be otherwise required by law.

20. Security Interest: As an inducement to Distributor to enter into this Agreement, Producer hereby grants and assigns to Distributor, a continuing first priority security interest ("Security Interest"). With respect to said Security Interest, Distributor and its successors and assigns shall have all of the rights, powers and privileges of a secured party under Nevada Uniform Commercial Code, the United States Copyright Act, and all other applicable laws, in force from time to time.

21. Right of First Negotiation and Last Refusal: Distributor shall have a right of first negotiation and last refusal with respect to the distribution in the Territory of the next three Products to be produced by the Producer.

22. Notices: Except as otherwise provided herein, any notice or statement required or desired to be given hereunder by one party to the other shall be in writing and sent by mail, postage prepaid, or by telegram or telecopy (with confirming copy by mail), to the address of such other party as specified on the signature page hereof.

23. Governing Law; Jurisdiction: All questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto shall be governed by the laws of the State of Nevada applicable to agreements entered into and wholly to be performed in Nevada.

24. Joint and Several Liability: If Producer consists of more than one entity, then such entities shall have made all representations, warranties and agreements hereunder jointly and severally and shall be jointly and severally liable therefore.

25. Severability: In the event any provision of this Agreement or the application thereof to any circumstance shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, or to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed to be limited or reduced so as to be enforceable to the maximum extent allowed by applicable law as it shall then be in force, and if such construction shall not be feasible, then such provision shall be deemed to be deleted here from in any action before that court, and all other provisions of this Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this date first above written.

Lights Up Ministries Inc	Twin Faces East Entertainment Corporation
("Producer")	("Distributor")

/s/Brent Grosvenor	/s/ Michael Smolanoff
By: Brent Grosvenor	By: Michael Smolanoff
Its: President	Its: President